For Additional Information:
Haug Scharnowski, Vice President Corporate Relations
763-535-8333
hscharnowski@navarre.com
NAVARRE ANNOUNCES AGREEMENT TO SELL ITS INDEPENDENT MUSIC
DISTRIBUTION BUSINESS TO KOCH ENTERTAINMENT
MINNEAPOLIS, MN — May 14, 2007 — Navarre Corporation (NASDAQ: NAVR) a publisher and distributor of physical and digital home entertainment and multimedia products, today announced that it has entered into an agreement to sell its independent music distribution business to KOCH Entertainment for $6.5 million in cash. In addition, the Company will retain certain trade receivables associated with the business, from which it expects to generate additional cash. The Company expects to recognize a gain from the transaction, the amount of which will depend on the closing balance sheet, and anticipates this transaction to be slightly accretive on a go forward basis.
Under the terms of the agreement, KOCH Entertainment has agreed to purchase all outstanding equity in Navarre Entertainment Media. The transaction is contingent upon certain conditions and is currently anticipated to close on May 31, 2007.
Navarre’s independent music distribution business has exclusive distribution agreements with independent music labels and generates approximately $50 million in annual net revenue.
Commenting on the sale of the independent music distribution business, Cary Deacon, Navarre Chief Executive Officer, stated, “The sale of Navarre Entertainment Media is a continuation of our strategy to assess all parts of the company that are in business sectors that are in decline to allow us to redeploy assets in stable and growth businesses. We realized that consolidation was inevitable in the Independent music sector in order to serve both, labels and their artists and the retail customers. We are proud of the accomplishments of our associates in Navarre Entertainment Media group. We believe KOCH Entertainment is a perfect fit for all of our constituents going forward.”
Michael Koch, Chief Executive Officer of KOCH Entertainment, commenting on the acquisition, stated, “I am delighted that after twenty years of steady organic growth we are now making a significant acquisition that will further enhance our leadership position in independent music distribution. We are now the only true independent distributor with scale and our market share has gone from 1.8 to around 2.7 percent. Needless to say, we at KOCH continue to believe in the future of music and retail.”

About Navarre Corporation
Navarre Corporation (NASDAQ: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, CD audio, DVD video, video games and accessories. Since its founding in 1983, the Company has established distribution relationships with customers across a wide spectrum of retail channels which includes mass merchants, discount, wholesale club, office and music superstores, military and e-tailers nationwide. The Company currently provides its products to over 19,000 retail and distribution center locations throughout the United States and Canada. Navarre has expanded its business to include the licensing and publishing of home entertainment and multimedia content, primarily through the acquisitions of Encore, BCI, and FUNimation. For more information, please visit the Company’s web site at http://www.navarre.com.
About KOCH Entertainment
KOCH Entertainment, founded in 1987 and now in its twentieth year, is the leading and fastest-growing independent music company in the U.S. KOCH’s operations encompass record and video labels as well as distribution companies in the U.S. and Canada. KOCH Entertainment is the market leader among independent labels and distributors in both the U.S. and Canada and its record label KOCH Records had the largest number of Billboard charting albums among independents for six years in a row (2001 — 2006). KOCH Entertainment is owned by Entertainment One Ltd. which has been recently listed on the London Stock Exchange’s AIM market (ticker symbol “ETO”).
Safe Harbor
The statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbors provided therein. The forward-looking statements are subject to risks and uncertainties, and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to: the Company’s revenues being derived from a small group of customers; the Company’s dependence on significant vendors; uncertain growth in the publishing segment; the Company’s ability to meet significant working capital requirements related to distributing products; and the Company’s ability to compete effectively in the highly competitive distribution and publishing industries. In addition to these, a detailed statement of risks and uncertainties is contained in the Company’s reports to the Securities and Exchange Commission, including in particular the Company’s Form 10-K for the year ended March 31, 2006 and Form 10-Q for the quarter ended December 31, 2006. Investors and shareholders are urged to read this press release carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this press release will be met, and investors should understand the risks of investing solely due to such projections. The forward-looking statements included in this press release are made only as of the date of this report and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

Investors and shareholders may obtain free copies of the Company’s public filings through the website maintained by the SEC at http://www.sec.gov/ or at one of the SEC’s other public reference rooms in Washington D.C., New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC’s public reference rooms .